Exhibit 6.8

Second Amendment to Loan Agreement

Borrower:	BRIX REIT, INC., a Maryland corporation

Address:	3090 Bristol Street, Suite 550
Costa Mesa, CA 92626

Date:	September 9, 2019

THIS SECOND AMENDMENT TO LOAN AGREEMENT (“Amendment”) is entered into between Pacific Mercantile Bank (“Lender”), whose address is 949 South Coast Drive, 3rd Floor, Costa Mesa, CA 92626, and the borrower named above (“Borrower”) whose chief executive office is located at the above address.

The Parties agree to amend the Loan Agreement between them, dated April 30, 2019 (as amended, the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)

1.             Amendment of Maturity Date. Section 4 of the Schedule to the Loan Agreement, which presently reads as follows:

“4. Maturity Date

(Section 6.1):                September 11, 2019.”

is hereby amended to read as follows:

“4. Maturity Date

(Section 6.1):                October 15, 2020.”

2.             Amendment Regarding Financial Covenants. Section 5 of the Schedule to the Loan Agreement reads in part as follows:

“Borrower shall comply with each of the following covenants:

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Pacific Mercantile Bank	Amendment to Loan Agreement

Guarantors’ Liquidity:     Borrower shall cause the Wirta Guarantors to maintain a combined aggregate value of their unrestricted and unencumbered cash plus unrestricted and unencumbered readily marketable securities, of at least $17,000,000, measured as of the end of each calendar quarter and as calculated by Lender in its Good Faith Business Judgment based upon such Wirta Guarantors’ Liquidity Statements (as defined in Section 6 below). For purposes of clarity, the parties acknowledge and agree that such unrestricted and unencumbered cash is to be net of any outstanding margin loan balance.”

Said part of Section 5 of the Schedule to the Loan Agreement is hereby amended to read as follows:

“Borrower shall comply with each of the following covenants:

Guarantors’ Liquidity:      Borrower shall cause the Wirta Guarantors to maintain a combined aggregate value of their unrestricted and unencumbered cash plus unrestricted and unencumbered readily marketable securities, of at least $17,000,000, measured as of the end of each calendar quarter and as calculated by Lender in its Good Faith Business Judgment based upon such Wirta Guarantors’ Liquidity Statements (as defined in Section 6 below). For purposes of clarity, the parties acknowledge and agree that such unrestricted and unencumbered cash is to be net of any outstanding margin loan balance.

Debt Service Coverage Ratio:    Borrower, on a consolidated basis, shall maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.00 for the 12-month period ending as of December 31, 2019 and for each 12-month period ending as of June 30 and December 31 of each year thereafter.

As used herein, “Debt Service Coverage Ratio” means for any applicable period, on a consolidated basis, (i) the result of Borrower’s net income before interest, depreciation and amortization for such period, plus New Capital Invested for such period, and less repurchases of common stock and other distributions declared for such period; divided by (ii) the sum of Borrower’s current portion of long-term debt (inclusive of the current portion of long-term debt of Subsidiaries of Borrower, as noted in the Portfolio Status Reports (as defined in Section 6 below)) for such period, plus capitalized lease payments for such period, plus interest expense (inclusive of interest on long-term debt of Subsidiaries of Borrower, as noted in the Portfolio Status Reports (as defined in Section 6 below)) for such period; calculated from Borrower’s 1-SA Financial Statements/1-K.

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Pacific Mercantile Bank	Amendment to Loan Agreement

As used herein, “New Capital Invested” means, for any applicable period, proceeds from the issuance of common stock, plus stock compensation expense, less the reclassification of redeemable common stock.

3.              Amendment Regarding Semi-annual Financial Statements Reporting. Section 6(b) of the Schedule to the Loan Agreement, which presently reads as follows:

“Semi-annual unaudited financial statements of Borrower, on a consolidated basis, that Borrower has filed with the U.S. Securities and Exchange Commission, as soon as available, and in any event within 50 days after June 30 of each year (“Semi-annual Financial Statements”);”

is hereby amended to read as follows:

“Semi-annual unaudited financial statements of Borrower, on a consolidated basis, that Borrower has filed with the U.S. Securities and Exchange Commission, as soon as available, and in any event within 120 days after June 30 of each year (“Semi-annual Financial Statements”);”

4.              Amendment Regarding Portfolio Status Reports. Section 6(c) of the Schedule to the Loan Agreement, which presently reads as follows:

“Each of the Annual Financial Statements and Semi-annual Financial Statements shall be accompanied by compliance certificates (“Compliance Certificates”), in such form as Lender shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such period and the date of such Certificate Borrower was in full compliance with all of the terms and conditions of the Loan Agreement, and no Default or Event of Default had occurred, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender shall request in its Good Faith Business Judgment;”

is hereby amended to read as follows:

“Each of the Annual Financial Statements and Semi-annual Financial Statements shall be accompanied by (i) compliance certificates (“Compliance Certificates”), in such form as Lender shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such period and the date of such Certificate Borrower was in full compliance with all of the terms and conditions of the Loan Agreement, and no Default or Event of Default had occurred, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender shall request in its Good Faith Business Judgment, and (ii) portfolio status reports (including without limitation the status of the REIT portfolios, operating statements, and debt schedules), in form and substance acceptable to Lender (a “Portfolio Status Report”);”

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Pacific Mercantile Bank	Amendment to Loan Agreement

5.              Amendments Related to Transfer of Denton Road Property.

(a)       Transfer. Notwithstanding Section 5.5(iv) of the Loan Agreement, but subject to the prior or concurrent satisfaction of the Denton Road Transfer Conditions, Borrower may, on or before November 30, 2019, transfer the Denton Road Property to a Single-Purpose Subsidiary as an equity contribution to such Single-Purpose Subsidiary.

(b)       Amended Definition of “Permitted Indebtedness”. Effective upon any transfer by Borrower of the Denton Road Property, the portion of the definition of “Permitted Indebtedness” set forth in Section 8 of the Loan Agreement that reads as follows:

“(vii) the Denton Road Loan, provided that said loan is made, and the proceeds are used for Borrower’s purchase of the Denton Road Property, on or before July 1, 2019;

(viii) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (iii) through (vii) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower.”

is hereby amended to read as follows:

“(vii) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (iii) through (vii) above, provided that the principal amount thereof is not increased and the terms thereof are not modified to impose more burdensome terms upon Borrower.”

(c)       Amended Definition of “Permitted Lien”. Effective upon any transfer by Borrower of the Denton Road Property, the portion of the definition of “Permitted Lien” set forth in Section 8 of the Loan Agreement that reads as follows:

“(viii) deposits or pledges of cash to secure leases arising in the ordinary course of business, in an aggregate amount not exceeding $50,000 at any time; and

(ix) the Denton Road Lien.”

is hereby amended to read as follows:

“(viii) deposits or pledges of cash to secure leases arising in the ordinary course of business, in an aggregate amount not exceeding $50,000 at any time.”

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Pacific Mercantile Bank	Amendment to Loan Agreement

6.                  New Definitions. The following definitions are hereby added to Section 8 of the Loan Agreement, in the appropriate alphabetical order:

“Denton Road Transfer Conditions” means the conditions that any direct or indirect liability of Borrower for the Denton Road Loan shall have been fully satisfied and terminated (except for any guarantee permitted in accordance with Section 5.5(ix) above) and the Denton Road Lien shall have been fully reconveyed and terminated with respect to any and all assets of Borrower (i.e., to the extent that Borrower has transferred Borrower’s interests in the Denton Road Property such that the same are no longer assets of Borrower, then Borrower shall not be required to cause the Denton Road Lien against such transferred assets to be reconveyed and terminated in order to satisfy these conditions).

7.                  Fee. In consideration for Lender entering into this Amendment, Borrower shall concurrently pay Lender a fee in the amount of $12,500, which shall be non-refundable and in addition to all interest and other fees payable to Lender under the Loan Documents. Lender is authorized to charge said fee to Borrower’s loan account or any of Borrower’s deposit accounts with Lender.

8.                  Representations True. Borrower represents and warrants to Lender that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

9.                  General Release. In consideration for Lender entering into this Amendment, Borrower and each of the Guarantors (together with Borrower, individually and collectively, the “Obligor”) hereby irrevocably releases and forever discharges Lender, and its successors, assigns, agents, shareholders, directors, officers, employees, agents, attorneys, parent corporations, subsidiary corporations, affiliated corporations, affiliates, participants, and each of them (collectively, the “Releasees”), from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, known and unknown, irrevocably waives the benefits of any and all statutes and rules of law to the extent the same provide in substance that a general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, and, without limiting the foregoing, Obligor irrevocably waives any benefits it may have under California Civil Code Section 1542 which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Obligor represents and warrants that it has not assigned to any other Person any Released Claim, and agrees to indemnify Lender against any and all actions, demands, obligations, causes of action, decrees, awards, claims, liabilities, losses and costs, including but not limited to reasonable attorneys' fees of counsel of Lender’s choice and costs, which Lender may sustain or incur as a result of a breach or purported breach of the foregoing representation and warranty. (This Section may be referred to as the “Release Section”.)

10.              No Waiver. Nothing herein constitutes a waiver of any default or Event of Default under the Loan Agreement or any other Loan Documents, whether or not known to Bank.

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Pacific Mercantile Bank	Amendment to Loan Agreement

11.            General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Lender and Borrower, and the other written documents and agreements between Lender and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Lender and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed. The terms and provisions of Sections 9.20 (titled “Governing Law; Jurisdiction; Venue”), and 9.21 (titled “Dispute Resolution”) of the Loan Agreement shall apply to this Amendment, and the same are incorporated herein by this reference.

12.              Mutual Waiver of Jury Trial. LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.

[Signatures on Next Page]

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Pacific Mercantile Bank	Amendment to Loan Agreement

Borrower:		Lender:

BRIX REIT, INC.		Pacific Mercantile Bank

By:	/s/ RAYMOND J. PACINI	By:	/S/ ROSS MACDONALD
Name:	Raymond J. Pacini	Name:	Ross Macdonald
Title:	CFO	Title:	Senior Vice President

[Signature Page—Amendment to Loan Agreement]

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